SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                        Date of Report: January 7, 2003

                              Synergy Brands, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                            0-19409                   22-2993066
(State of incorporation)     (Commission File No.)           (IRS Employer
                                                            Identification No.)

                1175 Walt Whitman Road, Melville, New York 11747
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (631) 424-5500

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5. Other Events

     On November 25, 2002 the Registrant, Synergy Brands Inc. filed notice on Form 8-K of their receipt of a NASDAQ Staff determination indicating that such Company failed to comply with NASDAQ continued listing standards, which included indication in the Company's filed 10QSB report for the quarter ended September 30, 2002 that the Company failed to maintain stockholders equity of $2,500,000 or more. In such prior Form 8-K report, the Company referenced their attempt to eliminate accounts payable sufficient to increase shareholders equity above minimum NASDAQ continued listing standards, which accounts payable related to prior contracts being carried on the Company's balance sheet but which payables were questioned as to their present existance and enforceability. $592,689 of such questioned accounts payable have now been eliminated by settlement agreement with About.com as one of the questioned accounts and such elimination of previously listed debt is now reflected in the proforma balance sheet for the Company as of September 30, 2002 included herewith as an exhibit, the elimination of which has increased stockholders equity for the Company as of September 30, 2002 to $2,532,956 now exceedng NASDAQ minimum standards regarding such computation. This transaction will be recorded in the fourth quarter of 2002. There are still further outstanding accounts payable which the Company believes will be eliminated in similar fashion to that of About.com and which will reflect an even larger stockholders equity for the Company.

Item 7.  Pro Forma Financial Information and Exhibits

     Attached as an exhibit is the Synergy Brands Inc. and Subsidiaries ProForma Unaudited Consolidated Balance Sheet as of September 30, 2002 together with a copy of the Settlement and Release Agreement referenced in Footnote (A) to such pro forma balance sheet as the basis for the changes in finanical information therein reflected.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Synergy Brands, Inc.

                              By: /s/ Mair Faibish
                                  ----------------
                                      Mair Faibish
                             Chairman of the Board

                            By: /s/ Mitchell Gerstein
                                ---------------------
                                    Mitchell Gerstein
                              Chief Financial Officer

Dated: January 7, 2003